Exhibit 99.(h)(32)

BROOKFIELD INVESTMENT FUNDS

SIXTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS SIXTH AMENDMENT dated as of [•], 2021, to the Transfer Agent Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, May 29, 2015, February 2, 2018 and September 18, 2018 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (the “USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Fifth Amended Exhibit A to the Agreement to add the Oaktree Emerging Markets Equity Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Fifth Amended Exhibit A of the Agreement is hereby superseded and replaced with Sixth Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: Brian F. Hurley	Name:

Title: President	Title:

Sixth Amended Exhibit A
to the

Transfer Agent Servicing Agreement — Brookfield Investment Funds

Separate Series of Brookfield Investment Funds

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield Midstream Focus Fund

Oaktree Emerging Markets Equity Fund